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                                  Exhibit 11

                       Computation of Earnings Per Share
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                                  EXHIBIT 11

     COMPUTATION OF EARNINGS PER SHARE ON PRIMARY AND FULLY DILUTED BASES

                               Ameriana Bancorp

                                                                               Year Ended December 31
                                                                   --------------------------------------------
                                                                      1996             1995            1994
                                                                     ------           ------          ------
                                                                                  (In thousands)

Average Shares Outstanding:
  Net income...................................................    $ 2,403,505      $ 3,237,371     $ 4,711,594
  Average number of common shares outstanding..................      3,335,813        3,511,257       3,542,592
  Earnings per average shares outstanding (1)..................    $       .72      $       .92     $      1.33

Primary:
  Net income...................................................    $ 2,403,505      $ 3,237,371     $ 4,711,594
  Average number of common shares outstanding..................      3,335,813        3,511,257       3,542,592
  Add incremental shares:
    Stock option...............................................         16,667           38,761          54,608
                                                                   -----------      -----------     -----------
  Adjusted average shares......................................      3,352,480        3,550,018       3,597,200
  Primary earnings per share (1)...............................    $       .72      $       .91     $      1.31

Fully Diluted:
  Net Income...................................................    $ 2,403,505      $ 3,237,371     $ 4,711,594
  Average number of common shares outstanding..................      3,335,813        3,511,257       3,542,592
  Add incremental shares:
    Stock options..............................................         27,568           44,176          57,675
                                                                   -----------      -----------     -----------
  Adjusted average shares......................................      3,363,381        3,555,433       3,600,267
  Fully diluted earnings per share (1).........................    $       .71      $       .91     $      1.31

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(1)     Due to the immaterial difference between primary and fully diluted earnings per share and earnings per average share outstanding, earnings per average share outstanding only is disclosed.

  The above per share calculations reflect the 4 for 3 stock split declared in February 1996.